Exhibit 99.1

UTSTARCOM PROVIDES UPDATE ON STRATEGIC ALTERNATIVES PROCESS AND LEADERSHIP TRANSITION

ALAMEDA, Calif., December 22, 2006 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today provided an update on its previously announced exploration of a variety of strategic alternatives to enhance stockholder value and leadership transition announced on October 11, 2006.

“We continue to move forward on the strategic alternatives process we announced on October 11th as we explore options that will increase the company’s value for UTStarcom shareholders,” said Thomas Toy, lead director of the company’s board of directors. “Until this process is complete, the board of directors has asked Hong Lu to continue as the company’s president and chief executive officer and remain a member of the board of directors.”

On December 18, 2006, Mr. Lu, president and chief executive officer of UTStarcom, Inc., received a “Wells Notice” from the staff of the U.S. Securities and Exchange Commission (the “Commission”) in connection with an ongoing investigation into trading activities by third parties.

The Wells notice states that the staff intends to recommend to the Commission that it file a civil injunctive action alleging that Mr. Lu violated Section 10(b) of the Securities Exchange Act of 1934.  Under the Commission’s procedures, the recipient of a Wells notice has the opportunity to respond to the staff before the staff makes its formal recommendation on whether any civil action should be brought by the Commission.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-

end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, Canada, China, Korea and India. UTStarcom is a FORTUNE 1000 company

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding the anticipated benefit of the strategic alternative process, the anticipated continuing status of Mr. Lu as the president and CEO and a director of the company, and the expectations regarding the direction and possible outcome of governmental inquiries.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially.  These risk factors include potential changes in the Company’s management and employment decisions and the evolving course and nature of the ongoing governmental inquiries.  The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contact

Andy Tennille
Senior Manager, Public Relations
UTStarcom, Inc.
(510) 814-4421
andy.tennille@utstar.com

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